Exhibit 4.6

SECURITIES PURCHASE AGREEMENT

        THIS SECURITIES PURCHASE AGREEMENT (the “AGREEMENT”), dated as of April 30, 2007, is made by and among Elbit Vision Systems Ltd., a company organized under the laws of Israel, with headquarters located at 1 Hayasur Street, Hasharon Industrial Park, Kadima, P.O.B. 5030, Israel (the “COMPANY”), and the investors listed on the Schedule of Buyers attached hereto (individually, a “BUYER” and collectively, the “BUYERS”).

      WHEREAS:

A. The Company and each Buyer is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 903 of Regulation S of the Securities Act of 1933, as amended (the “1933 ACT”) (“REGULATION S”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.

B. Each Buyer wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, (i) that aggregate amount of ordinary shares of the Company par value NIS 1.0 (the “ORDINARY SHARES”) set forth opposite such Buyer’s name in column (3) on the Schedule of Buyers (which aggregate amount for all Buyers together shall be up to nine million six hundred thousand (9,600,000) Ordinary Shares and shall collectively be referred to herein as the “PURCHASED SHARES”); (ii) warrants, in substantially the form attached hereto as EXHIBIT A (the “WARRANTS”), to acquire that number of shares of Ordinary Shares set forth opposite such Buyer’s name in column (4) on the Schedule of Buyers (which aggregate amount for all Buyers together shall be up to four million eight hundred thousand (4,800,000) Ordinary Shares) (as exercised, collectively, the “WARRANT SHARES”).

C. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as EXHIBIT B (the “REGISTRATION RIGHTS AGREEMENT” and together with this Agreement and the Schedules and Exhibits hereto, the “TRANSACTION DOCUMENTS”), pursuant to which the Company has agreed to provide certain registration rights with respect to the Purchased Shares and the Warrant Shares under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

D. The Purchased Shares, the Warrants and the Warrant Shares collectively are referred to herein as the “SECURITIES”.

        NOW, THEREFORE, the Company and each Buyer hereby agree as follows:

1.     PURCHASE AND SALE OF PURCHASED SHARES AND WARRANTS.

    a.        PURCHASE OF PURCHASED SHARES AND WARRANTS. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 4 and 5 below, the Company shall issue and sell to each Buyer, and each Buyer severally, but not jointly, agrees to purchase from the Company on the Closing Date (as defined below), the number of Purchased Shares as set forth opposite such Buyer’s name on the Schedule of Buyers, along with Warrants to acquire that number of Warrant Shares as set forth opposite such Buyer’s name on the Schedule of Buyers (the “CLOSING”).

    b.        PURCHASE PRICE. The purchase price for each Buyer (the “PURCHASE PRICE”) of the Purchased Shares and Warrants to be purchased by each such Buyer at Closing shall be equal to thirty one and one half ($0.315) Cents for each Purchased Share being purchased by such Buyer at the Closing. The exercise price of the Warrant Shares shall be equal to forty-five ($0.45) Cents for each Warrant Share exercised under the Warrants.

    c.        CLOSING Date. The date and time of the Closing (the “CLOSING DATE”) shall be 10:00 a.m., Israel time, on the first business day after notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 4 and 5 below but not later than 30 days after the date hereof (or such later date or period as is mutually agreed to by the Company and the holders of the majority of the Purchased Shares).

    d.        FORM OF PAYMENT. On the Closing Date, (i) the Company shall deliver to the office of Yigal Arnon and Co, located at 1 Azrieli Center, Round Building, Israel, certificates for the Purchased Shares and the Warrants duly executed on behalf of the Company and registered in the name of each Buyer (which certificates shall be held in trust by the Company’s counsel until actual receipt of the entire Purchase Price payable by the relevant Buyer), and (ii) each Buyer shall pay its Purchase Price to the Company for the Purchased Shares and Warrants to be issued and sold to such Buyer at the Closing, by wire transfer of immediately available funds in accordance with the Company’s written wire instructions.

    e.        SALE OF ADDITIONAL SECURITIES. (a) After the Closing, the Company may sell, on the same terms and conditions as those contained in this Agreement, any Ordinary Shares not purchased by Buyers at the Closing (the “ADDITIONAL SECURITIES”), to one or more buyers (the “ADDITIONAL BUYERS”), provided that (i) such subsequent sale is consummated prior to 14 days after the Closing, (or such longer period agreed to by Tamir Fishman Underwriting (1997) Ltd., (“TAMIR FISHMAN”) and the Company); (ii) each Additional Buyer shall become a party to the Transaction Documents, as defined below, by executing and delivering a counterpart signature page to each of the Transaction Agreements and (iii) the aggregate amount of Additional Securities shall not exceed the difference between the number of Purchased Shares purchased at the Closing and nine million six hundred thousand (9,600,000) Ordinary Shares (the “Limitation Amount”. Upon the execution of such signature pages by each Additional Buyer, such party shall be deemed a “BUYER” for all purposes hereunder, and the Additional Securities so purchased shall be deemed “SECURITIES” for all purposes hereunder. The Schedule of Buyers to this Agreement shall be updated to reflect the number of Additional Securities purchased at each such closing and the parties purchasing such Additional Securities. At each additional closing, the Company shall deliver to each Additional Buyer a certificate representing the shares of Ordinary Shares and the Warrants that such Additional Buyer is purchasing at the additional closing and each Additional Buyer shall deliver payment of the purchase price therefor to the Company by check or wire transfer in immediately available funds.

2.     BUYER’S REPRESENTATIONS AND WARRANTIES.

Each Buyer represents and warrants with respect to only itself that:

    a.        NO PUBLIC SALE OR DISTRIBUTION; PRIOR SALES. Such Buyer is (i) acquiring the Purchased Shares and the Warrants, and (ii) upon exercise of the Warrants, will acquire the Warrant Shares issuable upon exercise thereof, in the ordinary course of business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act and has no agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities; PROVIDED, HOWEVER, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time provided that such disposition is in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

    b.        NON U.S. PERSON STATUS. Such Buyer certifies that (i) it is not a “U.S. Person” as that term is defined in Rule 902(k) of Regulation S , and (ii) it is not acquiring the securities for the account or benefit of any U.S. person. Each Buyer agrees to resell such securities only in accordance with the provisions of Regulation S (§§ 230.901 through 230.905, and Preliminary Notes), pursuant to registration under the 1933 Act, or pursuant to an available exemption from registration; and agrees not to engage in hedging transactions with regard to such securities unless in compliance with the 1933 Act.

    c.        RELIANCE ON EXEMPTIONS. No prospectus or offering memorandum has been delivered to the Buyer in connection with the purchase of Securities. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

    d.        INFORMATION. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities that have been requested for deciding whether to acquire the Ordinary Shares. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company and have received, to their satisfaction, answers to such questions. Neither such inquiries nor any other investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer’s right to rely on the Company’s representations and warranties contained herein. Such Buyer is able to afford a complete loss of such investment. Such Buyer further represents to the Company that such Buyer’s decision to enter into the Transaction Documents, as defined below, has been based solely on the independent evaluation by such Buyer and its representatives and the provisions of the Transaction Documents. Such Buyer understands that the market price of the Company’s Ordinary Shares is volatile and that no representation is being made as to the future value of the Company’s Ordinary Shares. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

    e.        NO GOVERNMENTAL REVIEW. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

    f.        TRANSFER OR RESALE. Such Buyer understands that except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and subsequent offers and sales of the Securities prior to the date which is one year after the original issuance of the Securities shall be made only (A) to the Company or a subsidiary thereof, (B) pursuant to a registration statement which has been declared effective under the 1933 Act, (C) pursuant to a resale to a person that is not a U.S. Person, as that term is defined in Rule 902(k) of Regulation S, that occurs outside the United States within the meaning of Regulation S under the 1933 Act and in compliance with Rules 904 and 905 thereunder, or (D) pursuant to any other available exemption from the registration requirements of the 1933 Act; and (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person (as defined in Section 3(r)) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder. Such Buyer acknowledges that the Company shall require, prior to any offer, sale or other transfer of the Securities, the delivery of an opinion of counsel, in generally acceptable form, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from registration under the 1933 Act.

    g.        LEGENDS. Such Buyer understands that the certificates or other instruments representing the Purchased Shares and the Warrants and, until such time as the resale of the Purchased Shares and the Warrant Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Warrant Shares, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state, and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION, ACCOMPANIED BY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED”.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Securities are registered for sale under the 1933 Act, or (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Securities is made in accordance with the provisions of Regulation S (§§ 230.901 through 230.905, and Preliminary Notes, may be made without registration under the 1933 Act and that such legend is no longer required.

    h.        VALIDITY; ENFORCEMENT. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of such Buyer and shall constitute the legal, valid and binding obligations of such Buyer enforceable against such Buyer in accordance with their respective terms, except (i) as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies, or (ii) as any rights to indemnity or contribution hereunder may be limited by federal and state securities laws and public policy consideration.

    i.        RESIDENCY. Such Buyer is a resident of that country and/or state specified below its address on the Schedule of Buyers.

3.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each of the Buyers as of the date hereof and as of the Closing Date that:

    a.        ORGANIZATION; GOOD STANDING; POWER; etc. The Company is duly organized and validly existing under the laws of the State of Israel. The Company has the requisite power and authority to execute, deliver and perform this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereon. The execution, delivery and performance by the Company of this Agreement and consummation of the transactions contemplated hereby and thereon have been duly authorized by all necessary corporate actions of the Company. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application. Each of the Purchased Shares and Warrant Shares, when issued to the Buyers according to this Agreement will be duly authorized, validly issued, fully paid, and non-assessable, and free and clear of liens, security interests, pledges, charges and encumbrances (“Liens”) other than those Liens created or known of by the Buyers. No securities of the Company are entitled to preemptive or similar rights, and no third party has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Other than as set forth in Schedule 3a., hereto, to the knowledge of the Company, there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any third party any right to subscribe for or acquire, any shares of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional Ordinary Shares, or securities or rights convertible or exchangeable into Ordinary Shares. The issue and sale of the Securities will not, immediately or with the passage of time, obligate the Company to issue Ordinary Shares or other securities to any Person (other than the Buyers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

    b.        NO CONFLICTS. The Company is not in violation of any of the provisions of its memorandum or articles of incorporation or other organizational or charter documents. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s or ScanMaster Systems (IRT) Ltd. (the “Subsidiary”)certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or the Subsidiary is a party or by which any property or asset of the Company or the Subsidiary is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject, or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. “MATERIAL ADVERSE EFFECT” means any of (A) a material and adverse effect on the legality, validity or enforceability of any Transaction Document, (B) a material and adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company, or (C) an adverse impairment to the Company’s ability to perform on a timely basis its obligations under any Transaction Document.

    c.        CAPITALIZATION. The authorized capitalization of EVS on the date hereof is 60,000,000 NIS divided into 60,000,000 ordinary shares, par value NIS 1.00 each. As of the date hereof, 29,516,314 ordinary shares are outstanding. The Company has reserved from its duly authorized share capital Ordinary Shares issuable pursuant to this Agreement and the Warrants in order to issue the Shares and the Warrant Shares.

    d.        DOCUMENTS. The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as the Company was required by law to file such reports) (the foregoing materials together with reports on Form 6-K furnished by the Company to the Commission being collectively referred to herein as the “SEC REPORTS”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.

        As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    e.        FINANCIAL STATEMENTS. The audited consolidated financial statements (the “Financial Statements”) for the year ended December 31, 2005 of EVS disclosed all material liabilities of EVS as of the date thereof, were prepared in accordance with generally accepted standards in the United States consistently applied throughout the periods involved and fairly present, in all material respects, the consolidated financial condition, results of operations, cash flows and changes in shareholders’ equity of EVS and its consolidated subsidiaries at the dates and for the periods presented.

    f.        FILINGS, CONSENTS AND APPROVALS. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) the filing with the United States Securities and Exchange Commission (the “Commission”) of the Registration Statement in accordance with the requirements of the Registration Rights Agreement, (ii) filings required by state securities laws, and (iii) those that have been made or obtained prior to the date of this Agreement.

    g.        MATERIAL CHANGES. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. The Company does not have pending before the Commission any request for confidential treatment of information.

    h.        LITIGATION. There is no action which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) except as specifically disclosed in the SEC Reports, could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor the Subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty, except as specifically disclosed in the SEC Reports. There has not been, and to the knowledge of the Company, there is not pending any investigation by the Commission involving the Company or any current or former director or officer of the Company (in his or her capacity as such). The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

    i.        LABOR RELATIONS. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

    j.        COMPLIANCE. Neither the Company nor its Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or the Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. The Company is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Material Adverse Effect.

    k.        REGULATORY PERMITS. The Company and the Subsidiary possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, and neither the Company nor the Subsidiary has received any notice of proceedings relating to the revocation or modification of any such permits.

    l.        TITLE TO ASSETS. The Company and the Subsidiary have good and marketable title in fee simple to all real property owned by them that is material to their respective businesses and good and marketable title in all personal property owned by them that is material to their respective businesses, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiary. Any real property and facilities held under lease by the Company and the Subsidiary are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiary are in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

    m.        PATENTS AND TRADEMARKS. The Company and the Subsidiary have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (collectively, the “INTELLECTUAL PROPERTY RIGHTS”). Except as set forth in the SEC Reports, neither the Company nor the Subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person. Except as set forth in the SEC Reports, to the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.

    n.        INSURANCE The Company and the Subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiary are engaged. The Company has no reason to believe that it will not be able to renew its and the Subsidiary’s existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s and the Subsidiary’s respective lines of business.

    o.        TRANSACTIONS WITH AFFILIATES AND EMPLOYEES. Except as set forth in the SEC Reports and in Schedule 3(o) hereto, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

    p.        INTERNAL ACCOUNTING CONTROLS. The Company and the Subsidiary maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiary, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Form 20-F is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures in accordance with Item 307 of Regulation S-K under the Exchange Act for the Company’s most recently ended fiscal year (such date, the “EVALUATION DATE”). The Company presented in its most recently filed Form 20-F the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 308(c) of Regulation S-K under the Exchange Act) or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls.

    q.        SOLVENCY. Based on the financial condition of the Company as of the Closing Date (and assuming that the Closing shall have occurred), (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

    r.        CERTAIN REGISTRATION MATTERS. Assuming the accuracy of the Buyers’ representations and warranties set forth herein, no registration under the Securities Act is required for the offer and sale of the Shares and Warrants and the offer of the Warrant Shares by the Company to the Buyers under the Transaction Documents. The Company is eligible to register its Ordinary Shares for resale by the Investors under Form F-3 promulgated under the Securities Act. Except as specified in the Registration Rights Agreement, the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the Commission or any other governmental authority that have not been satisfied.

    s.        LISTING AND MAINTENANCE REQUIREMENTS. Except as specified in the SEC Reports, the Company has not, in the two years preceding the date hereof, received notice from any Trading Market to the effect that the Company is not in compliance with the listing or maintenance requirements thereof. The issuance and sale of the Securities under the Transaction Documents does not contravene the rules and regulations of the Trading Market on which the Ordinary Shares are currently quoted (the “Principal Market”), and no approval of the shareholders of the Company thereunder is required for the Company to issue and deliver to the Buyers the Securities contemplated by Transaction Documents.

    t.        INVESTMENT COMPANY. The Company is not, and is not an Affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

    u.        NO ADDITIONAL AGREEMENTS. The Company does not have any agreement or understanding with any Buyer with respect to the transactions contemplated by the Transaction Documents other than as specified in the Transaction Documents.

    v.        FOREIGN CORRUPT PRACTICES. To the knowledge of the Company, neither the Company, nor the Subsidiary, nor any director, officer, agent, employee or other Person acting on behalf of the Company or the Subsidiary has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

    w.        DISCLOSURE. The Company confirms that neither it nor any Person acting on its behalf has provided any Buyer or its respective agents or counsel with any information that the Company believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information. The Company understands and confirms that the Buyers will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. All disclosure provided to the Buyers regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    x.        NO GENERAL SOLICITATION; COMPLIANCE WITH SECURITIES LAWS. Neither the Company, nor any of its affiliates, nor to the knowledge of the Company, any Person acting on its or their behalf, has engaged in any form of “general solicitation” or “general advertising” or Directed Selling Efforts (within the meaning of Regulation D or S, respectively) in connection with the offer or sale of the Securities. The Securities have been offered in compliance with all applicable securities laws, including, without limitation, the Israeli Securities Law, 1968.

    y.        ISRAELI LAW COMPLIANCE. The Company is in compliance in all material respects with all conditions and requirements stipulated by the instruments of approval granted to it with respect to the “Approved Enterprise” status of any of the Company’s facilities by Israeli laws and regulations relating to such “Approved Enterprise” status and other tax benefits received by the Company; and the Company or its Subsidiary have not received any notice of any proceeding or investigation relating to revocation or modification of any “Approved Enterprise” status granted with respect to any of the Company’s facilities which the Company believes could reasonably be expected to result in material liability to the Company. The Company and its Subsidiary are not in violation of any condition or requirement stipulated by the instruments of approval granted to the Company by the Office of Chief Scientist in the Israeli Ministry of Industry and Trade (the “OCS”) and any applicable laws and regulations with respect to any research and development grants given to it by such office. All information supplied by the Company with respect to such applications was true, correct and complete in all material respects when supplied to the appropriate authorities. The Company’s and its Subsidiary’s contingent liabilities to the OCS are disclosed in the Company’s SEC Reports.

4.     CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

CLOSING DATE. The obligation of the Company hereunder to issue and sell the Purchased Shares and the related Warrants to each Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

(i)	Buyers shall have subscribed to purchase at least such number of the Purchased Shares with an aggregate Purchase Price of not less than four hundred fifty US Dollars ($450,000);

(ii)	Each Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(iii)	Each Buyer shall have delivered to the Company the Purchase Price for the Purchased Shares and the related Warrants being purchased by such Buyer at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(iv)	The representations and warranties of such Buyer shall be true and correct in all material respects (except for representations and warranties that are qualified by materiality, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time, and such Buyer shall have performed, satisfied and complied in all material respects (except for covenants, agreements and conditions that are qualified by materiality, which shall be complied with in all respects) with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date.

5.     CONDITIONS TO EACH BUYER’S OBLIGATION TO PURCHASE.

CLOSING DATE. The obligation of each Buyer hereunder to purchase the Purchased Shares and the related Warrants at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for each Buyer’s sole benefit and may be waived by a the Buyers who have subscribed to purchase the majority of the Purchased Shares, at any time in their sole discretion by providing the Company with written notice thereof:

(i)	The Company shall have executed and delivered to such Buyer (i) each of the Transaction Documents and (ii) the Purchased Shares and the related Warrants being purchased by such Buyer at the Closing pursuant to this Agreement as set forth opposite such Buyer’s name in the Schedule of Buyers.

(ii)	The Company shall have delivered to such Buyer the resolutions of the Company’s Board of Directors issuing and allotting the Purchased Shares and Warrants to the Buyers in the form attached hereto as EXHIBIT C.

(iii)	The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Purchased Shares and the Warrants.

(iv)	An opinion of counsel to the Company in form attached hereto as EXHIBIT D.

(v)	The Company shall deliver to the Buyers a certificate, signed by the Company’s chief executive officer, confirming that the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and the Closing Date as if made on and as of the Closing Date.

6.     UNDERTAKING. The Company hereby undertakes and covenants that it shall not issue, grant, agree or undertake to, issue or grant any securities or rights to issue securities in the Company, upon terms preferable to the terms offered to the Buyers herein, for a period of five months from the date hereof, without receiving the prior written consent of Tamir Fishman prior to any such issue, grant, undertaking or agreement. Without derogating from the generality of the foregoing, the Company hereby undertakes for a period of six months from the date hereof, not to amend any existing securities or rights to issue securities in the Company held by Mivtach Shamir Holdings Ltd. (as described in Schedule 3A hereto) to provide for terms preferable to the terms offered to the Buyers herein.

7.     TERMINATION. In the event that the Closing shall not have occurred with respect to a Buyer on or before thirty (30) days from the date hereof due to the Company’s or such Buyer’s failure to satisfy the conditions set forth in Sections 4 and 5 above (and the nonbreaching party’s failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without any liability of any party to any other party and without any surviving liability to either party.

8.     MISCELLANEOUS.

    a.        GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Israel, without giving effect to any statutes concerning choice or conflict of law (whether of the State of Israel or any other jurisdiction) that would cause the application of the laws of any jurisdiction other that the State of Israel. Any controversy or claim arising out of or in connection with this agreement or any breach or alleged breach hereof shall be exclusively resolved by the competent courts of Haifa, Israel, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such courts.

    b.        FEES. Immediately following Closing Date, the Company shall reimburse Tamir Fishman in an aggregate amount based on the total gross proceeds actually received by the Company under this Agreement, for Tamir Fishman’s reasonable expenses actually incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereunder. The Company shall not be responsible for any other placement agent fees or broker’s commissions relating to or arising out of the transactions contemplated hereby.

    c.        SURVIVAL. Unless this Agreement is terminated under Section 7, the representations and warranties of the Company contained in Section 3 (other than 3.c. relating to capitalization which shall survive without limitation) and of the Buyers contained in Section 2, shall survive for a period of two years following the Closing. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

    d.        COUNTERPARTS. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

    e.        HEADINGS. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

    f.        SEVERABILITY. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

    g.        ENTIRE AGREEMENT; AMENDMENTS. This Agreement supersedes all other prior oral or written agreements between the Buyers, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the holders of Purchased Shares representing at least seventy-five percent (75%) of the Purchased Shares, purchased pursuant to this Agreement. Notwithstanding the foregoing, the joinder of Additional Buyers up to the Limitation Amount to the Transaction Documents pursuant to Section 1(e) above shall not be deemed an amendment hereto or thereto, and each of the parties hereto hereby consents to the joinder of the Additional Buyers pursuant to the terms of such section, subject only to the approval of the Company as to the identity of each such Additional Buyer. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Purchased Shares then outstanding.

    h.        NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) two business days in Israel after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Elbit Vision Systems Ltd.
1 Hayasur Street,
Hasharon Industrial Park,
Kadima, P.O. Box 60920,
Israel
Telephone: 972-9-866 1610
Fax:            972-9- 8661700

With a copy to (which shall not constitute notice):

Yigal Arnon & Co.
One Azrieli Center, Round Tower, Tel Aviv, Israel
Telephone:   +(972)-3-608-7864
Facsimile:    +(972)-3-608-7714
Attention: Adrian Daniels, Adv.

If to a Buyer, to its address and facsimile number set forth on the Schedule of Buyers, with copies to such Buyer’s representatives as set forth on the Schedule of Buyers, or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

    i.        SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Purchased Shares or the Warrants. A Buyer may assign some or all of its rights hereunder after closing without the consent of the Company, in which event such assignee shall be deemed to be a Buyer hereunder with respect to such assigned rights.

    j.        NO THIRD PARTY BENEFICIARIES. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

    k.        FURTHER ASSURANCES. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

    l.        NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

    m.        INDEPENDENT NATURE OF BUYERS’ OBLIGATIONS AND RIGHTS. The obligations of each Buyer under any Transaction Document are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Buyer confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Buyer shall be entitled to independently protect and enforce its rights, including, without limitations, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, each Buyer and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

Elbit Vision Systems Ltd.

By: —————————————— Name: Title:

BUYERS:

By: —————————————— Name: —————————————— Title: ——————————————

SCHEDULE OF BUYERS

(1)	(2)	(3)	(4)	(5)
NAME	ADDRESS AND FACSIMILE NUMBER	NUMBER OF PURCHASED SHARES	NUMBER OF WARRANTS	AGGREGATE PURCHASE PRICE

SCHEDULE 3A

The Company has granted share options to purchase up to 4,774,353 ordinary shares, to its employees, officers, directors and consultants pursuant to its existing employee share option plans.

The Company granted its public shareholders warrants to purchase up to 2,257,664 ordinary shares pursuant to a plan of arrangement approved by the District Court of Haifa in November 2003.

In August 2005, the Company issued a warrant to Mizrachi Bank for the purchase of up to 571,428 ordinary shares.

The Company has granted Mivtach Shamir Holdings Ltd. (“Mivtach”), warrants to purchase up to 4,000,000 ordinary shares pursuant to a warrant granted on February 21, 2006; and pursuant to a Convertible Promissory Note (the “Note”) issued on the same date, the Company may issue Mivtach up to 6,000,000 ordinary shares upon the conversion of the Note by Mivtach. The Company and Mivtach are contemplating an amendment to the Note, whereby the Company will reduce the conversion price of the Note and upon exercise at the Purchase Price per share by Mivtach the Company will issue Mivtach 9,523,810 ordinary shares.

The Company has granted Elbit Ltd., options to purchase up to 1,512,863 ordinary shares pursuant to a plan of arrangement approved by the District Court of Haifa in November 2003.

The Company is contemplating entering into an agreement with Elbit Ltd. (“Elbit”) pursuant to which Elbit will agree to convert a debt of approximately $440,000 owed to it by the Company into ordinary shares at the Purchase Price per share, and to invest a further amount of approximately $250,000 at the Purchase Price per share.

SCHEDULE 3(O)

On May 1, 2006, the Company entered into a Consulting Agreement with MA&AT, an Austrian company which receives services from, but is not controlled by a director of the Company Mr. Nir Alon. The Consulting Agreement was ratified by the shareholders of the company at a meeting of the Company held on November 20, 2006.

EXHIBITS

Exhibit A	Form of Warrants
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Board Resolution
Exhibit D	Form of Opinion